                                                                   EXHIBIT 10.12



                            DISTRIBUTOR'S AGREEMENT

                                 By and between

              PROCTER & GAMBLE AG of 1, rue du Pre-de-la Bichette, Geneva, Switzerland (hereinafter called "P&G")

                                    - and -

              Grandom Dransfield (Int'L) & Co., Ltd. 36-42 Pok Man Street. 1-2/F, Mongkok, Kowloon, Hong Kong (hereinafter called "DISTRIBUTOR"),




IT IS HEREBY AGREED AS FOLLOWS:

Article 1.  Appointment.

1.1 P&G hereby appoints DISTRIBUTOR, who accepts this appointment, distributor of the products listed on the attached Schedule (hereinafter called "PRODUCTS") for such of the provinces, autonomous regions and municipalities of the People's Republic of China as are listed on the schedule hereto. (hereinafter called "the TERRITORY") with effect from April 1, 1995.

1.2 This distributorship is exclusive in that P&G warrants that neither P&G, its affiliated companies nor licensed manufacturers of the PRODUCTS shall sell the PRODUCTS to anyone in the TERRITORY other than DISTRIBUTOR, except as otherwise specifically provided in this Agreement.

Article 2.  Distribution.

2.1 DISTRIBUTOR shall secure, maintain and develop full distribution of the PRODUCTS throughout the TERRITORY to wholesale and retail establishments which can handle them, in quantities adequate to cover requirements.

2.2 To ensure such distribution, DISTRIBUTOR shall carry at all times, and provide suitable warehouse facilities for, adequate stocks of the PRODUCTS, and in any event not less than the minimum stocks defined herein.

2.3 DISTRIBUTOR shall make all necessary arrangements for delivery of the PRODUCTS from its stocks to the trade in the TERRITORY.

2.4 DISTRIBUTOR shall comply with such instructions as P&G may issue from time to time with respect to distribution especially as regards marketing, sales techniques and merchandising.

2.5 DISTRIBUTOR shall bear all risks of loss of or damage to the PRODUCTS and the advertising and promotional materials delivered to its possession.

2.6. DISTRIBUTOR assumes responsibility for ensuring that the PRODUCTS are sold for ultimate consumption within the TERRITORY. To the extent that P&G can establish that quantities of the PRODUCTS delivered under the present Agreement have been resold for ultimate consumption in Hong Kong or elsewhere outside the TERRITORY, DISTRIBUTOR agrees to forego his margin on such PRODUCTS.

Article 3.  Price Structures for Direct Sales.

3.1 From time to time P&G will forward to DISTRIBUTOR price structures for each of the PRODUCTS which will show, as regards DISTRIBUTOR's direct sales from its stocks to the trade:

         a.      DISTRIBUTOR's purchase price,

         b. the resale price to the trade and a listing of all major increments from DISTRIBUTOR's purchase price to the retail price, and

         c. DISTRIBUTOR's margin for each of the PRODUCTS calculated at the rate shown in the attached Schedule or as otherwise mutually agreed upon in writing.

3.2 DISTRIBUTOR agrees to operate in accordance with these price structures.

Article 4.  DISTRIBUTOR's Margin.

4.1 DISTRIBUTOR's margin covers DISTRIBUTOR's profit and fully compensates it for all costs it will incur in the distribution of the PRODUCTS from taking possession of them to their delivery to any wholesale or retail establishments purchasing the PRODUCTS, including but not limited to landing, handling, warehousing, transportation, commission to sub-distributors if any, salesmen's salaries and expenses, merchandising and key account management, cost of administration, invoicing and collecting, financing charges, cash discounts, quantity discounts, rebates, bad debts; duties and taxes.

4.2 Before any new product is added to the PRODUCTS originally listed on the attached Schedule the rate of DISTRIBUTOR's margin on the new PRODUCT shall first be mutually agreed.

Article 5.  Orders to P&G.

5.1 All orders are on condition that DISTRIBUTOR assumes responsibility for ensuring that the PRODUCTS can be imported into, sold and distributed in the TERRITORY.

5.2 All orders forwarded to P&G or to its affiliated companies shall be subject to acceptance by P&G.

Article 6.  Terms of Sale to DISTRIBUTOR.

6.1 Shipments will be invoiced to DISTRIBUTOR at prices prevailing at the time of shipment. P&G shall have no obligation to give DISTRIBUTOR notice of price changes prior to invoicing but will issue new price structures promptly.

6.2 On shipments from the United States, FOB, FAS, C&F or CIF, when used, are pricing terms only. Title to these shipments shall pass to the DISTRIBUTOR upon endorsement and unconditional delivery of the ocean bill of lading to the DISTRIBUTOR but only after arrival of the shipment in the port of entry. Until such arrival, ownership of, legal title to, right of possession, control over and risk of loss of the PRODUCTS shall remain with P&G.

6.3 Terms of sale on shipments other than those from the United States will be as shown on the invoice and/or order acknowledgement.

Article 7.  Payments to P&G.

DISTRIBUTOR shall pay P&G in accordance with the terms of payment shown in the attached Schedule or such revised terms as may from time to time be notified to DISTRIBUTOR.

Article 8.  Stocks.

8.1 For the first six months of sale of any PRODUCT or brand size, minimum stocks in DISTRIBUTOR's central and provincial warehouses will be as shown on the attached Schedule.

8.2 Thereafter, minimum stocks of any PRODUCT or brand size in DISTRIBUTOR's central and provincial warehouses will be, for any given month, the monthly average of DISTRIBUTOR's direct sales to the trade during the preceding six months, multiplied by the index number shown on the attached Schedule.

8.3 DISTRIBUTOR shall bear all costs relating to stocks whether or not in excess of the minimum.

8.4 DISTRIBUTOR's obligations as to hygiene standards, cleanliness and manner of stocking shall be in accordance with the Guidelines for Warehousing provided from time to time by P&G. P&G may make suggestions regarding the warehousing procedures applicable to the PRODUCTS or to the manner of use of the warehousing facilities. The implementation of such suggestions shall not in any way relieve DISTRIBUTOR of its responsibilities for the PRODUCTS whilst in DISTRIBUTOR's possession.

Article 9.  DISTRIBUTOR's Direct Sales to Trade.

9.1 DISTRIBUTOR shall invoice the customer to which it sells directly from its stocks and bear all resulting credit and collection risks.

9.2 Unless requested by P&G to extend less favorable terms, DISTRIBUTOR shall extend credit to the trade on terms at least as favorable to the customer as the credit terms extended in the TERRITORY by the leading brands competitive with the PRODUCTS.

Article 10.  P&G's Indent Sales to the Trade.

10.1 P&G reserves the right, for itself and its affiliated companies, to effect sales of the PRODUCTS, herein called indent sales, directly to customers in the trade in the TERRITORY.

10.2 Indent sales shall be invoiced at prices which will result in landed cost to the customer not lower than DISTRIBUTOR's lowest selling price to the trade as shown on the price structures. P&G shall inform DISTRIBUTOR of its acceptance of all indent orders giving the names of the customers and the terms of sale.

10.3 On indent sales, whether or not made against orders forwarded to P&G by DISTRIBUTOR, P&G shall allow DISTRIBUTOR a commission as shown on the attached Schedule.

10.4 DISTRIBUTOR shall bear all credit and collection risks on indent sales made against orders forwarded by DISTRIBUTOR to P&G.

Article 11.  P&G Sales Outside the Trade.

P&G reserves the right, for itself and its affiliated companies, to fill orders for the PRODUCTS received directly from governments, or from companies, institutions or international organizations, which maintain commissaries in the TERRITORY for supplying their own personnel, or from shipchandlers in the TERRITORY, who re-sell for eventual consumption outside the TERRITORY. On such sales DISTRIBUTOR shall not be entitled to any remuneration or compensation.

Article 12.  Sales Promotion and Advertising.

12.1 P&G will initiate at its discretion and control, sales promotion and advertising of the PRODUCTS in the TERRITORY.

12.2 Upon P&G's request and instructions, DISTRIBUTOR shall arrange sales promotion and advertising for P&G's account. DISTRIBUTOR shall not bear any of the costs related thereto. P&G alone shall bear such costs provided they have received P&G's prior approval in writing and are fully substantiated.

12.3 DISTRIBUTOR shall refrain from promoting or advertising the PRODUCTS in the TERRITORY at its own expense.

Article 13.  Reporting.

13.1 As requested by P&G, DISTRIBUTOR shall make detailed reports on sales, stocks, customer purchase and credit records, sales promotion and advertising and DISTRIBUTOR's costs. Such reports shall be substantiated by DISTRIBUTOR to the extent P&G deems necessary.

13.2 DISTRIBUTOR shall, at P&G's request, provide P&G with statistical and economic data and with information on competitors' activity in the TERRITORY.

Article 14.  Competitive or Damaging Goods.

14.1 During the term of this Agreement, DISTRIBUTOR shall not, either directly or indirectly, import or sell or promote the sale of any goods which would compete with the PRODUCTS.

14.2 During the term of this Agreement, DISTRIBUTOR shall not in any way store or handle, together with the PRODUCTS, goods which by their nature would be likely to alter or damage the PRODUCTS.

14.3 In view of P&G's widespread interests, DISTRIBUTOR shall advise P&G whenever it is about to accept new agencies or distributorships for any type of goods, or where DISTRIBUTOR takes on new clients purely for the warehousing and delivery of their goods.

Article 15.  Trademarks.

15.1 DISTRIBUTOR acknowledges that the ownership of and all rights in any advertising or promotional material used with the PRODUCTS and the trademarks used on or with the PRODUCTS, as well as all trademarks registered by P&G or its affiliated companies, reside in and shall remain exclusively in P&G or its affiliated companies. DISTRIBUTOR agrees that it will acquire no right, title or interest over such advertising or promotional material or in any of said trademarks by reason of this Agreement.

15.2 DISTRIBUTOR shall take no action with respect to said advertising or promotional material or trademarks or with respect to any third party's attempt to use or appropriate the same or similar trademarks without first obtaining P&G's approval in writing.

15.3 DISTRIBUTOR shall immediately notify P&G of any infringement or any attempt to appropriate the same or similar advertising or promotional material or trademarks in the TERRITORY which come to DISTRIBUTOR's attention, and shall co-operate in taking such action as P&G may deem necessary in connection with any such infringement or attempt to appropriate P&G's above-described intellectual property.

Article 16.  Regulations and Product Quality.

16.1 DISTRIBUTOR shall comply with all regulations and requirements of the government or other authorities in the TERRITORY relating to the importation, storage, distribution and sale of the PRODUCTS and shall hold P&G harmless for any failure to do so. DISTRIBUTOR shall assist P&G in obtaining registrations and further ensure that the registration of each of the PRODUCTS with the appropriate authorities is not allowed to lapse provided that any cost incurred by the DISTRIBUTOR in initially obtaining and renewing such registrations will be reimbursed by P&G.

16.2 DISTRIBUTOR shall promptly advise P&G of the practical implications of the laws and regulations promulgated in the TERRITORY affecting the PRODUCTS, including labelling. DISTRIBUTOR shall also advise P&G with regard to the correctness of the translation into Chinese of the labels for the PRODUCTS.

16.3 P&G shall take all reasonable steps to ensure that PRODUCTS shipped to DISTRIBUTOR are in good and merchantable quality at the time of shipment to DISTRIBUTOR. P&G shall indemnify DISTRIBUTOR for all claims, demands or costs arising out of any breach by P&G of this obligation.

Article 17.  Relations with Third Parties.

17.1 P&G and DISTRIBUTOR shall keep secret and shall not disclose to any third party, even after termination of this Agreement, any information on the business of the other acquired by reason of or in connection with this Agreement. This shall include P&G's trade secrets, costs and expenditures, methods, processes, techniques and plans particular to P&G. DISTRIBUTOR will regard as trade secrets and maintain in the strictest confidence all information, materials and plans given to it in relation to the marketing of the PRODUCTS or developed by DISTRIBUTOR specifically for the marketing of the PRODUCTS. DISTRIBUTOR will only disclose such matters to those individuals, whether inside or outside its organization, who must be aware of such matters in order for DISTRIBUTOR to perform under this Agreement.

17.2 During the term of this Agreement, P&G shall be free to negotiate or contract with third parties for the future distribution of the PRODUCTS within the TERRITORY and DISTRIBUTOR shall be free to negotiate or contract with third parties for the future distribution of goods competitive with the PRODUCTS within the TERRITORY, provided that in either case any such distribution is to take place only on termination of this Agreement.

Article 18.  Revision of Schedules and Price Structures.

18.1 The attached Schedule and any revisions thereof and the successive Price Structures that P&G will from time to time send to DISTRIBUTOR shall form part of the present Agreement and shall supersede versions of the Schedules and of Price Structures bearing earlier dates and shall be effective, from their dates, as integral parts of this Agreement.

18.2 DISTRIBUTOR's approval of revised Schedules shall be required only as regards any addition of new PRODUCTS to those listed on the attached Schedules or any reduction of DISTRIBUTOR's margin on direct sales or commission on indent sales.

18.3 As used in this Agreement the words "attached Schedule" mean the Schedule attached to this Agreement at the date of its execution and any supersedures thereof.

Article 19.  Effect of Waiver.

No departure from the terms of this Agreement shall obligate any party to permit any subsequent departure and no waiver of any of the provisions of this Agreement shall be deemed to be a waiver thereafter of any such provision or of any succeeding breach of any such provision.

Article 20.  Titles.

The several titles in this Agreement and in the attached Schedule are inserted only for convenience of reference and shall not be deemed in any way to limit or affect the provisions to which they relate. The same shall apply to the titles in any supersedures of the said Agreement and Schedule and in any supplemental contracts.

Article 21.  Termination.

21.1     Within the first two years following the effective date mentioned in
         Article 1.1 hereof this Agreement may be terminated at any time with or without stating cause by either party giving the other 180 days notice. Thereafter it may be terminated at any time by either party giving to the other 60 days notice.

21.2 This Agreement may be terminated at once by either party giving notice to the other, if the other is insolvent or has committed an act of bankruptcy or has compounded with creditors or disposed of its business or principal interests therein or if the bulk of its business or property has been sequestrated, confiscated or nationalized or if there has occurs a substantial change in ownership or administrative control of the party.

21.3 P&G may at any time elect to terminate this Agreement at once, without stating cause or by stating cause other than those mentioned in
         Section 21.2, by giving DISTRIBUTOR notice of such election. P&G shall then be obligated to compensate DISTRIBUTOR by granting it a termination allowance equal to its margin on direct sales to the trade on 180 days' average business and its commission on indent sales on 180 days average business during the first two years and thereafter 60 days average business for both direct and indent sales. A day's average business shall for both direct sales and indent sales be defined as the daily average of such sales of the PRODUCTS in the TERRITORY during the six months immediately preceding the month of termination.

21.4 If notice has been given by either party as provided in Section 21.1, P&G may, at any time within the notice period. elect to terminate this Agreement at once, without stating cause or by stating cause other than those mentioned in Section 21.2, by giving DISTRIBUTOR notice of such election. P&G shall then be obligated to compensate DISTRIBUTOR by granting it the margin, as defined in Section 21.3, on direct sales to the trade and its commission on indent sales on as many days' average business as there are days to run between the date of notice of election and the date set for termination in the first notice of termination given pursuant to Section 21.1 but, in any event, on not less than thirty (30) days' average business. A day's average business shall be defined as in Section 21.3.

21.5 All notices given pursuant to this Agreement shall be by registered letter addressed to P&G or DISTRIBUTOR at their respective addresses shown hereinabove. The period of notice shall count from the date of posting of the letter.

Article 22.  Settlements Following Termination.

22.1 Upon termination of this Agreement, DISTRIBUTOR shall fill orders accepted by it prior to termination but shall otherwise cease to sell the PRODUCTS, except at P&G's request as provided in this Section. DISTRIBUTOR shall sell and P&G shall purchase or cause to be purchased from DISTRIBUTOR within thirty (30) days after termination DISTRIBUTOR's stocks of PRODUCTS that are in excellent saleable condition at the original actual landed cost in DISTRIBUTOR's central and provincial warehouses. DISTRIBUTOR shall assign and make available such stocks to any purchaser designated by P&G within seven
         (7) days of P&G's request to do so. Stocks not in excellent saleable condition will be disposed of in a manner mutually agreed upon at DISTRIBUTOR's expense.

22.2 P&G shall have no obligation to purchase the stocks of PRODUCTS or of promotional materials held by the trade at any time.

22.3 DISTRIBUTOR shall assign, at P&G's request, to any individual or company named by P&G all trading licenses or quotas and any rights or privileges acquired by DISTRIBUTOR in connection with its distributorship of the PRODUCTS which are necessary or useful for the importation or handling of P&G goods in the TERRITORY. These assignments shall be made by DISTRIBUTOR within seven (7) days of P&G's request and no compensation shall be due to DISTRIBUTOR by reason of these assignments.

22.4     Compensation payable to DISTRIBUTOR pursuant to Section 21.3 or to
         Section 21.4 shall be credited by P&G to DISTRIBUTOR's account no later than sixty (60) days after termination.

22.5 Any claim, the cause of which has arisen during the term of this Agreement, which is not submitted and properly substantiated within the sixty (60) days following termination shall be deemed waived and shall be conclusively barred from assertion by the claimant unless the delay in submission or substantiation is due to circumstances beyond the claimant's control.

22.6     Except for compensation as provided in Section 21.3 and in Section
         21.4 no indemnity, claim or compensation shall be due to either party by reason solely of termination.
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Article 23.  P&G's Policy on Payments.

P&G does not make any special payments whatsoever, in cash or in kind, either directly or indirectly, to any third party with a view to influencing unduly the decision of such third party in order to obtain any benefit or advantage whatsoever. Nothing herein authorizes DISTRIBUTOR to make any such payment, either directly or indirectly, in the performance of its obligations hereunder nor shall P&G reimburse any such payments.

Article 24.  Jurisdiction.

24.1 This Agreement supersedes and replaces all previous arrangements in favour of DISTRIBUTOR for the sale of TEMPO in China.

24.2     This Agreement shall be governed by Swiss Law.

24.3 Any dispute arising directly or indirectly out of this Agreement shall be settled by arbitration to take place in Geneva, Switzerland, following the proceedings established by the Code of Civil Procedure of the Canton of Geneva.

         An arbitrator shall be chosen by each party and the two arbitrators shall choose a third arbitrator. In the event of one party failing to exercise its choice or in the event the two arbitrators fail to agree on the choice of the third, the missing arbitrator shall be appointed by the President of the Supreme Court of the Canton of Geneva at the request of one of the parties.


GRANDOM DRANSFIELD (INT'L) & CO., LTD      PROCTER & GAMBLE AG

By: /s/ ILLEGIBLE                          By:  /s/ ILLEGIBLE
   -------------------------------------      ---------------------------------
Place: Hong Kong                           Place:
      ----------------------------------         ------------------------------
Date:                                      Date:
      ----------------------------------         ------------------------------

            SCHEDULE ATTACHED TO THE DISTRIBUTOR'S AGREEMENT BETWEEN
                              PROCTER & GAMBLE AG
                                      AND
 Grandom Dransfield (Int'L) & Co., Ltd.  36-42 Pok Man Street.  1-2F, Mongkok,
                             Kowloon, Hong Kong.

This Schedule forms part of the Distributor's Agreement for the territory of the People's Republic of China "PRC", which takes effect from April 1, 1995.

For the purpose of the above Agreement and this schedule the Peoples Republic of China shall mean the following provinces, autonomous regions and municipalities: Beijing, Tianjin, Hebei, Shanxi, Inner Mongolia, Liaoning, Jilin, Heilongjiang, Shanghai, Jiangsu, Zheijiang, Anhui, Fujian, Jiangxi, Shandong, Henan, Hubei, Hunan, Guangdong, Guangxi, Sichuan, Guizhou, Yunnan, Tibet, Shaanxi, Gansu, Qinghai, Ningxia, Xinjiang, Hainan.

1.  Products, margins, commissions, stocks

                                                                                          Minimum Stocks
                                                                                          --------------
Products covered          DISTRIBUTOR's             DISTRIBUTOR's             First 6 months;           After 6 months:
by the Agreement          Margin on Direct          Commission on             Number of Cases           Index Number
                          Sales, as a               Indent Sales, as          at all times
                          percentage of             a percentage of
                          price to the              landed cost
                          China Trader


(Section 1.1)             (Section 3.1c)            (Section 10.2)            (Section 8.1)             (Section 8.2)

                          Physical cases                                      In line with
                          ('000)                                              P&G's launch
                                                                              plans


TEMPO                     up to 280   11%
DEMAK'UP                  280-320     10%           5%                                                  1
                          over 320     9%

l. During the first year of this Agreement the DISTRIBUTOR shall be entitled to a margin at the rate specified above on each successive level of sales

2. During the second and subsequent years of this Agreement DISTRIBUTOR's margin shall be at the single rate determined in accordance with the above scale based on DISTRIBUTOR total sales to the trade in the preceding year.

3. For the purpose of calculating the margin, price to China Trader shall mean the price indicated under this heading in the price structure, whether or not sales are made to the China Trader or other customers of DISTRIBUTOR in the TERRITORY.

4. Any product or brand not listed above which Procter & Gamble may from time to time sell to the Distributor shall be sold on a non-exclusive, non agency, non commission basis and shall not be part of this Agreement until such time as the parties agree to the inclusion of such products/brands into a formal revision of this Schedule.

2.       Terms of Sale to DISTRIBUTOR:

         Pricing Terms CIF Hong Kong Part.

3.       Terms of Sale from Distributor to the Trade

         In accordance with Article 9 of the Agreement.

4.       Currency, Place and Terms of Payment

         Payment in Hong Kong Dollars to the account of Procter & Gamble AG with the Union Bank Switzerland, Lucerne, Switzerland to be received not more than 45 days from the Bill of Lading date. Payment shall be secured by an irrevocable Standby Letter of Credit in terms, and confirmed by a Bank in Switzerland both acceptable to P&G.

5.       Special Terms

a. In Derogation from Article 4.1 DISTRIBUTOR shall be entitled to recover from his resale price, in addition to the margin:

         - China Trader's Commission at PRC first port,

         - financing

         - landing and handling charges

         - Freight and insurance from in Hong Kong to the first port in the PRC, (as reflected in the price structures issued from time to time to the DISTRIBUTOR).

 b. In derogation of Article 14.1 DISTRIBUTOR may continue to distribute the facial tissue KARE until such time as P&G makes available to DISTRIBUTOR the facial tissue TEMPO at which time DISTRIBUTOR has volunteered and agreed to relinquish the distribution of the facial tissue KARE.


GRANDOM DRANSFIELD (INT'L) & CO., LTD       PROCTER & GAMBLE AG

By: /s/ ILLEGIBLE                           By:  /s/ ILLEGIBLE
   -------------------------------------       ---------------------------------
Place:  Hong Kong                           Place:
      ----------------------------------          ------------------------------
Date:   July 22, 1995                       Date:
      ----------------------------------         -------------------------------